Exhibit 5.2

[Goodwin Procter LLP letterhead]

April 13, 2016

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

GLP Financing II, Inc.

845 Berkshire Blvd

Wyomissing PA, 19610

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-210423) (as amended or supplemented, the “Registration Statement”) filed on March 28, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of, among other securities, (i) debt securities (the “Debt Securities”) of GLP Capital, L.P. (the “Operating Partnership”), a Pennsylvania limited partnership, and GLP Financing II, Inc., a Delaware corporation (“Capital Corp.” and, together with the Operating Partnership, “the “Issuers”) and (ii) the guarantee of the Debt Securities (the “Guarantee”) by Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Guarantor”). The Debt Securities and the Guarantee are collectively referred to herein as the Securities. The Registration Statement became effective upon filing with the Commission on March 28, 2016. Reference is made to our opinion letter dated March 28, 2016 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 12, 2016 by the Issuers and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Issuers of $400.0 million aggregate principal amount of Debt Securities in the form of 4.375% Senior Notes due 2021 (the “2021 Notes”) and $975.0 million aggregate principal amount of Debt Securities in the form of 5.375% Senior Notes due 2026 (the “2026 Notes” and, together with the 2021 Notes, the “Notes”) and the Guarantee of the 2021 Notes by the Guarantor (the “2021 Note Guarantee”) and the Guarantee of the 2026 Notes by the Guarantor (the “2026 Note Guarantee” and together with the 2021 Note Guarantee, the “Note Guarantees”). Reference is made to the Underwriting Agreement (the “Underwriting Agreement”), dated April 11, 2016, by and among the Issuers, the Guarantor and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several underwriters named therein. We understand that the Notes and the Note Guarantees are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Guarantor and Capital Corp.

We refer to the Indenture, dated as of October 30, 2013 (as amended and supplemented by (i) a First Supplemental Indenture, dated as of March 28, 2016, by and among the Companies and the Trustee, and (ii) an Officer’s Certificate or a Supplemental Indenture, to be dated on or about April 28, 2016 (the “Series Supplemental Indenture”)), as the “Indenture”.

The opinions set forth below are limited to the law of New York and the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws. Various issues governed by Pennsylvania law are addressed in the

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

GLP Financing II, Inc.

April 13, 2016

opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent those opinions are relevant to the conclusions expressed herein, we have, with your consent, assumed such matters.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the due execution and delivery of the Series Supplemental Indenture by each of the parties thereto and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms; and

2.	Upon the due execution and delivery of the Series Supplemental Indenture by each of the parties thereto, the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture and the execution and issuance of the Note Guarantees in accordance with the terms of the Indenture, the Note Guarantees will be valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In addition, we express no opinion on any provision of the Indenture, the Notes or the Note Guarantees relating to waivers (including, without limitation, the waiver by any party of any right to trial by jury) to the extent such waivers may be held unenforceable, or as to the validity, binding effect and enforceability of provisions in the Indenture, the Notes or the Note Guarantees relating to the choice of forum for resolving disputes.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Guarantor’s Current Report on Form 8-K filed on April 12, 2016, which will be incorporated by reference into the Registration Statement and to the references to our firm therein under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP